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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2002

Motorola, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-7221
(Commission File Number)

36-1115800
(I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois 60196
(Address of principal executive offices)

Registrant's telephone number, including area code: (847) 576-5000

Not applicable
(Former name or former address, if changed since last report.)

Item 5.    Other Events

        In a press release dated December 18, 2002, Motorola, Inc. announced that it has entered into a forward purchase agreement with Goldman, Sachs & Co. ("Goldman") to fully retire Motorola's $825 million of Puttable Reset Securities PURSSM (the "PURS") due February 1, 2011. Under the terms of the forward purchase agreement, Goldman has agreed to sell the PURS to Motorola on February 3, 2003 for their $825 million stated principal amount. Goldman will acquire the PURS under its pre-existing call option, which was exercised by Goldman in late November 2002. Absent the forward purchase agreement, beginning on February 1, 2003 and annually thereafter until maturity, the interest rate on the PURS was to be reset and the PURS were to be remarketed.

        The early retirement of the $825 million of PURS is part of Motorola's previously announced plan to use a portion of its available cash (which, together with cash equivalents, totaled $6.4 billion at the end of the third quarter of 2002) to reduce its outstanding debt. At the end of the third quarter of 2002, the PURS represented $825 million of Motorola's $1.46 billion of current indebtedness. The $825 million payment for the repurchase of the PURS is expected to occur in early February 2003.

        As another component of its debt reduction plan, Motorola has also repurchased outstanding long-term debt with a face principal amount of approximately $84 million from the holders thereof in a series of private transactions during the fourth quarter. At the end of the third quarter of 2002, Motorola had $7.45 billion of long-term debt.

        During 2002, Motorola will pay interest of approximately $53 million to the holders of the outstanding PURS. After the interest rate reset associated with remarketing the PURS, Motorola would have expected the interest expense in 2003 from the remarketed PURS to be greater than the corresponding interest expense from the PURS in 2002. During 2002, Motorola has also paid approximately $5 million of interest to the holders of the repurchased long-term debt.

        Under the forward purchase agreement, Motorola made a payment to Goldman on December 17, 2002 to terminate Goldman's rights, which were purchased from Motorola in 2001, to remarket the PURS annually through their scheduled maturity in 2011. Motorola expects a net non-operating, pre-tax charge of $98 million in the fourth quarter of 2002 relating to the charge from the repurchase of Goldman's remarketing rights and the gain realized from the repurchase of the $84 million of long-term debt.

        Statements in this 8-K about the impact of the forward purchase agreement on Motorola's interest expense, the timing of payments under the forward purchase agreement and net charges relating to the transactions described herein, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties. Motorola wishes to caution the reader that unforeseen circumstances that could cause the parties not to satisfy the terms of the forward purchase agreement, as well as other factors described in Motorola's SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Dated: December 18, 2002	By:	/s/ ANTHONY KNAPP Anthony Knapp Senior Vice President and Controller

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  Item 5. Other Events
SIGNATURE